Exhibit 17.1

July 29, 2022

Via email

Mr. William Wulfsohn

Chairman

Anzu Special Acquisition Corp I

waw@anzuspac.com

Mr. Whitney Haring-Smith

CEO

Anzu Special Acquisition Corp I

whs@anzuspac.com

Peter Ganz

General Counsel

Anzu Special Acquisition Corp 1

pjg@anzuspac.com

Bill, Whitney and Peter,

I am resigning as a director of Anzu Special Acquisition Corp I effective immediately today.

Regards,

Trace Harris

Trace harris@hotmail.com

917 .251.5691

Cc:

Joseph Allerhand, Allerhand & Odoner, LLP

Ellen Odoner, Allerhand & Odoner, LLP

John Mark Zeberkiewicz, Richards Layton & Finger, LLP

Mitchell Presser, Morrison & Foerster, LLP

David Slotkin, Morrison & Foerster, LLP